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                                                                    EXHIBIT 3.83

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              TSI LONG BEACH, INC.

                UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

         The undersigned, Mark Smith and Alexander A. Alimanestianu, being respectively the Chief Executive Officer and the Executive Vice President of TSI Long Beach, Inc., a corporation organized under the laws of the State of New York (the "Corporation"), pursuant to Section 807 of the Business Corporation Law of the State of New York do hereby certify that:

                  1. The name of the Corporation is TSI Long Beach, Inc. The Corporation was formed under the name Hollywood Health Spa, Inc.

                  2. The Certificate of Incorporation of the Corporation was filed by the Department of State on March 22, 1985.

                  3. The Certificate of Incorporation as now in full force and effect is hereby amended to effect the following changes and additions:

                           (a) To enlarge the business and purposes of the Corporation.

                           (b) To change the location of the office of the Corporation to the County of New York.

                           (c) To change the aggregate number of authorized shares of stock from 200, no par value, to 200,000, par value $0.10 per share.

                           (d) To change the address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him.

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                           (e)      To add provisions relating to
                           indemnification and liability of directors and indemnification of others by the Corporation.


                           (f) To add a provision relating to control over the corporate by-laws by the shareholders and directors of the Corporation.

                  4. Upon the filing of this Restated Certificate of Incorporation, all of the One Hundred (100) currently issued and outstanding shares, no par value, shall be changed into One Hundred (100) new shares of common stock, par value $0.10 per share at the rate of one for one, and all of the One Hundred (100) unissued shares, no par value, shall be eliminated, and One Hundred Ninety-Nine Thousand Nine Hundred (199,900) new shares of common stock, par value $.10 per share, shall be authorized.

                  5. As a consequence of the foregoing change of issued shares, the stated capital of the corporation is hereby reduced from the amount equal to the entire consideration received by the Corporation upon the original issue thereof to Ten Dollars ($10).

                  6. The amendment and restatement of the Certificate of Incorporation of the Corporation were authorized by the written consent of the sole Director of the Corporation, pursuant to Sections 708 and 803 of the Business Corporation Law of the State of New York, to the adoption of a resolution authorizing the same, followed by the written consent thereto signed by the holder of all outstanding shares of the Corporation entitled to vote thereon, pursuant to Sections 615 and 803 of the Business Corporation Law of the State of New York.

                  7. The Certificate of Incorporation of the Corporation as so changed and amended is hereby restated in full as follows:

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         FIRST: The name of the Corporation is TSI Long Beach, Inc.

         SECOND: The nature of the business to be conducted and the purposes for which the corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

         THIRD:   The office of the corporation in the State of New York is to be located in the County of New York.

         FOURTH: The aggregate number of shares of stock which the corporation shall have authority to issue is Two Hundred Thousand (200,000) shares of common stock, par value $0.10 per share.

         FIFTH:   The Secretary of State of the State of New York is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:

                           TSI Long Beach, Inc.
                           c/o Becker, Glynn, Melamed & Muffly LLP
                           299 Park Avenue
                           New York, New York 10171
                           Attn:  Richard N. Chassin, Esq.

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         SIXTH:   The corporation shall be authorized to indemnify any and all of its directors, officers, employees and agents, and any other person or persons, to the fullest extent permitted under the Business Corporation Law of the State of New York.

         SEVENTH: A director of the corporation shall not be liable to the corporation, or to any of its shareholders, for damages for any breach of duty in such capacity arising from an act or omission, unless such act or omission
(i) was in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) resulted in a financial profit or other advantage to which such director was not legally entitled and which he personally gained in fact, or (iv) violated Section 719 of the Business Corporation Law of the State of New York.

         EIGHTH: The by-laws of the corporation may be amended at any meeting of shareholders by vote of the shareholders holding a majority of all of the outstanding stock entitled to vote, present either in person or by proxy, provided notice of the amendment is included in the notice or waiver of notice of such meeting. The board of directors of the corporation may from time to time by the vote of a majority of the directors then in office make, adopt, amend, supplement or repeal by-laws (including by-laws adopted by the shareholders of the corporation), but the shareholders of the corporation may from time to time specify provisions of the by-laws that may not be amended or repealed by the board of directors of the corporation.

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         IN WITNESS WHEREOF, the undersigned have executed this Certificate this
19th day of November, 2001 and affirm the statements contained herein as true under the penalties of perjury.

                                                 /s/ Mark Smith
                                                 _______________________________
                                                 Mark Smith
                                                 Chief Executive Officer

                                                 /s/ Alexander A. Alimanestianu
                                                 _______________________________
                                                 Alexander A. Alimanestianu
                                                 Executive Vice President

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